[PWC Logo]
PricewaterhouseCoopers LLP
10 Tenth Street, Northwest
Suite 1400
Atlanta, GA 30309-3851
Telephone (678) 419 1000
Facsimile (678) 419 1239
www.pwc.com
Report of Independent Registered Public Accounting Firm,
To Shareholders and the Board of Directors of
Assurant, Inc.:
We have examined American Security Insurance Company, Standard Guaranty Insurance Company and
TrackSure Insurance Agency, Inc. (formerly, "Safeco Financial Institution Solutions, Inc.") (affiliates of
Assurant Inc., collectively the "Asserting Party")'s compliance with the servicing criteria set forth in Item
1122(d)(2)(vi), 1122(d)(4)(xi) and 1122(d)(4)(xii) of the Securities and Exchange Commission's Regulation
AB for the insurance escrow servicing activities it performs with respect to all mortgage backed securities transactions that were registered after January 1, 2006 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform Transactions") described in the accompanying
Management's Report on Assessment of Compliance with 1122(d)(2)(vi), 1122(d)(4)(xi) and 1122(d)(4)(xii)
of Regulation AB Servicing Criteria, as of December 31, 2007 and for the year then ended, excluding criteria
1122(d)(1)(i) through 1122 (d)(1)(iv), 1122 (d)(2)(i) through 1122(d)(2)(v), 1122(d)(2)(vii), 1122(d)(3)(i)
through 1122(d)(3)(iv), 1122(d)(4)(i) through 1122(d)(4)(x) and 1122(d)(4)(xiii) through 1122(d)(4)(xv), which the Asserting Party has determined are not applicable to the activities performed by it with respect to the
Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with standards of the Public Company Accounting Oversight
Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the
Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item
1122(d)(4)(xii) of Regulation AB applicable to the Company during the year ended December 31, 2007. As required by Item 1122(d)(4)(xii) of Regulation AB, any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds are not charged to the obligor, unless the late payment was due to the obligor's error or omission. The Asserting Party did not have, during the Reporting Period, sufficient policies and procedures to capture the information with respect to the
Platform Transactions necessary to determine compliance with 1122(d)(4)(xii)
In our opinion, except for the material noncompliance described in the preceding paragraph, the Asserting
Party complied with the aforementioned applicable servicing criteria as of and for the year ended December
31, 2007 for the Platform, in all material respects.
/s/ PricewaterhouseCoopers LLP
February 19, 2008